Exhibit 99.1

 News from Aon
Aon Reports Third Quarter 2025 Results

DUBLIN - October 31, 2025 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2025.

•Aon delivered another quarter of strong performance, including 7% total revenue growth and 7% organic revenue growth. We continue to execute our Aon United strategy through the 3x3 Plan to meet client demand
•The innovation at scale we are delivering through Aon Business Services is enabling us to invest to drive sustainable top-line growth, while simultaneously expanding margins
•Our year-to-date performance reinforces our confidence in achieving our full-year 2025 financial guidance

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change
Total revenue	$3,997	$3,721	7%	$12,881	$11,551	12%
Organic revenue growth (Non-GAAP)			7%			6%

Operating income	$816	$623	31%	$3,136	$2,744	14%
Adjusted operating income (Non-GAAP)	$1,051	$915	15%	$4,038	$3,559	13%
Operating margin	20.4%	16.7%		24.3%	23.8%
Adjusted operating margin (Non-GAAP)	26.3%	24.6%		31.3%	30.8%

Diluted EPS	$2.11	$1.57	34%	$9.21	$9.20	—%
Adjusted EPS (Non-GAAP)	$3.05	$2.72	12%	$12.22	$11.16	9%

Cash provided by operations	$1,148	$1,013	13%	$2,084	$1,835	14%
Free cash flow (Non-GAAP)	$1,079	$951	13%	$1,895	$1,672	13%

“Our Aon United strategy, accelerated through our 3x3 Plan, is delivering strong results. We are attracting top talent in high-growth areas, scaling our data analytics across our core Risk Capital and Human Capital businesses, expanding in the middle market and unlocking new sources of capital,” said Greg Case, president and CEO. “We are executing with discipline and increasing the value we deliver to our clients – winning in existing markets, creating demand in emerging areas and innovating unique capital solutions.”
“Our strong capital position, fueled by robust cash generation and disciplined portfolio management, enables us to execute our capital allocation model – balancing high-return investment for future growth and capital return to shareholders,” Case added. “We remain confident in achieving our full-year 2025 financial targets and are well positioned to deliver sustainable growth in 2026 and beyond.”

Net income attributable to Aon shareholders increased 34%, to $2.11 per share on a diluted basis, compared to $1.57 per share on a diluted basis, in the prior year period. Adjusted net income per share attributable to Aon shareholders increased 12% to $3.05 on a diluted basis compared to $2.72 in the prior year period. Certain items that impacted third quarter results and comparisons with the prior year period are detailed in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 11 of this press release.

THIRD QUARTER 2025 FINANCIAL SUMMARY

Total revenue in the third quarter increased 7% to $4.0 billion compared to the prior year period, reflecting 7% organic revenue growth and a 1% favorable impact from foreign currency translation, partially offset by a 1% unfavorable impact from acquisitions, divestitures and other items. Risk Capital revenue increased $170 million, or 7%, to $2.5 billion and Human Capital revenue increased $106 million, or 8%, to $1.5 billion.

Total operating expenses in the third quarter increased 3% to $3.2 billion compared to the prior year period due primarily to an increase in expense associated with 7% organic revenue growth and an unfavorable impact from foreign currency translation, partially offset by lower Accelerating Aon United program expenses, $35 million of net restructuring savings and a reduction in integration costs related to NFP. Risk Capital operating expenses increased $146 million, or 8%, to $1.9 billion and Human Capital operating expenses decreased $24 million, or 2%, to $1.1 billion.

Foreign currency translation had a de minimis impact on EPS in the third quarter. If currency were to remain stable at today’s rates, the Company would expect a de minimis impact on adjusted EPS for full year 2025.

Effective tax rate was 21.3% in the third quarter compared to 20.9% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the third quarter of 2025 was 19.2% compared to 18.0% in the prior year period. The primary drivers of the change in the effective tax rate and adjusted effective tax rate were changes in the geographical distribution of income and a lower favorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 216.7 million in the third quarter compared to 218.4 million in the prior year period. The Company repurchased 0.7 million class A ordinary shares for approximately $250 million in the third quarter. As of September 30, 2025, the Company had approximately $1.6 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2025 CASH FLOW SUMMARY

Cash flows provided by operations for the first nine months of 2025 increased $249 million, or 14%, to $2.1 billion compared to the prior year period, primarily due to strong adjusted operating income growth and lower NFP-related transaction costs, partially offset by higher payments related to incentive compensation, interest and restructuring.

Free cash flow, defined as cash flow from operations less capital expenditures, increased 13%, to $1.9 billion for the first nine months of 2025 compared to the prior year period, reflecting an increase in cash flows provided by operations, partially offset by a $26 million increase in capital expenditures.

THIRD QUARTER 2025 REVENUE REVIEW

The third quarter revenue reviews provided below include supplemental information related to Organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 10 of this press release.

	Three Months Ended September 30,
(millions)	2025	2024	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Risk Capital Revenue:
Commercial Risk Solutions	$1,988	$1,852	7%	1%	—%	(1)%	7%
Reinsurance Solutions	537	503	7	1	(1)	(1)	8
Human Capital Revenue:
Health Solutions	935	870	7	1	—	—	6
Wealth Solutions	540	499	8	2	—	1	5
Eliminations	(3)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,997	$3,721	7%	1%	—%	(1)%	7%
Total revenue increased $276 million, or 7%, to $4.0 billion, compared to the prior year period, reflecting 7% organic revenue growth and a 1% favorable impact from foreign currency translation, partially offset by a 1% unfavorable impact from acquisitions, divestitures and other items. Risk Capital revenue increased $170 million, or 7%, to $2.5 billion and Human Capital revenue increased $106 million, or 8%, to $1.5 billion.

Risk Capital

Commercial Risk Solutions Organic revenue growth of 7% reflects strong growth in North America and EMEA driven by net new business and ongoing strong retention. Performance was highlighted by strong growth in core P&C, including double-digit growth in the U.S. and strength in the middle market, as well as double-digit growth in both M&A services and construction. Market impact was modestly positive.

Reinsurance Solutions Organic revenue growth of 8% reflects growth in treaty placements, driven by net new business and strong retention, partially offset by a modest unfavorable net market impact, and double-digit increases in both facultative placements and our Strategy and Technology Group. Insurance-linked securities had significant growth, though its overall contribution to growth was modest.

Human Capital

Health Solutions Organic revenue growth of 6% reflects strength in talent analytics and core health and benefits, driven by net new business, ongoing strong retention and positive market impact.

Wealth Solutions Organic revenue growth of 5% reflects growth in Retirement driven by advisory work related to the ongoing impact of regulatory change and strong growth in Investments driven by strength in NFP as a result of net asset inflows and market performance.

THIRD QUARTER 2025 EXPENSE REVIEW

	Three Months Ended September 30,
(millions)	2025	2024	$ Change	% Change
Expenses
Compensation and benefits	$2,259	$2,150	$109	5%
Information technology	140	141	(1)	(1)
Premises	85	88	(3)	(3)
Depreciation of fixed assets	47	47	—	—
Amortization and impairment of intangible assets	193	174	19	11
Other general expense	425	429	(4)	(1)
Accelerating Aon United Program expenses	32	69	(37)	(54)
Total operating expenses	$3,181	$3,098	$83	3%

Compensation and benefits expense increased $109 million, or 5%, compared to the prior year period due primarily to expense associated with 7% organic revenue growth and the unfavorable impact of foreign currency translation, partially offset by savings from Accelerating Aon United restructuring actions.

Information technology expense decreased $1 million, or 1%, compared to the prior year period.

Premises expense decreased $3 million, or 3%, compared to the prior year period due primarily to ongoing efforts to optimize our real estate footprint and savings from Accelerating Aon United restructuring actions.

Depreciation of fixed assets was flat compared to the prior year period.

Amortization and impairment of intangible assets increased $19 million, or 11%, compared to the prior year period due primarily to an increase in intangible assets related to acquisitions completed during the year.

Other general expense decreased $4 million, or 1%, compared to the prior year period due primarily to lower transaction and integration-related costs and the favorable impact of legal settlements and recoveries, partially offset by an increase in expense associated with 7% organic revenue growth.

Accelerating Aon United Restructuring Program expense decreased $37 million, or 54%, compared to the prior year period due to lower costs related to workforce optimization.

THIRD QUARTER 2025 INCOME SUMMARY

Certain noteworthy items impacted adjusted operating income and Adjusted operating margin in the third quarters of 2025 and 2024, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 11 of this press release.

	Three Months Ended September 30,
(millions)	2025	2024	% Change
Revenue	$3,997	$3,721	7%
Expenses	3,181	3,098	3%
Operating income	$816	$623	31%
Operating margin	20.4%	16.7%
Adjusted operating income	$1,051	$915	15%
Adjusted operating margin	26.3%	24.6%
Operating income increased $193 million and operating margin increased 370 basis points to 20.4%, each compared to the prior year period. Adjusted operating income increased $136 million, or 15%, and Adjusted operating margin increased 170 basis points to 26.3%, each compared to the prior year period. The increase in adjusted operating income reflects organic revenue growth, scale efficiencies driven by ABS and net restructuring savings, partially offset by increased expenses associated with 7% organic revenue growth and investments in long-term growth.
Interest income was negligible in the third quarter and decreased $4 million compared to the prior year period. Interest expense decreased $7 million compared to the prior year period, reflecting lower total debt.
Other expense was $13 million compared to other income of $35 million in the prior year period and Adjusted other expense was $13 million compared to Adjusted other income of $33 million in the prior year period, both primarily due to gains related to the sale of businesses in the prior year period and an increase in non-cash pension expense, partially offset by the favorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.
Net income attributable to Aon shareholders increased 34% to $458 million compared to $343 million in the prior year period. Adjusted net income attributable to Aon shareholders increased 11% to $660 million compared to $594 million in the prior year period.

Conference Call, Presentation Slides, and Webcast Details

The Company will host a conference call on Friday, October 31, 2025 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at ir.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as our outlook, market and industry conditions, including competitive and pricing trends, the development and performance of our services and products, our cost structure and the outcome of cost-saving or restructuring initiatives, including the impacts of the Accelerating Aon United Program, the integration of NFP, actual or anticipated legal settlement expenses, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans, references to future successes, and expectations with respect to the benefits of the acquisition of NFP are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, “positioned”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption and implementation in the European Union, the United States, the United Kingdom, or other countries of the Organization for Economic Co-operation and Development tax proposals or other pending proposals in those and other countries, which could create volatility in that tax rate; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon (including proceeding and contingencies relating to transactions for which capital was arranged by Vesttoo Ltd. or related to actions we may take in being responsible for making decisions on behalf of clients in our investment business or in other advisory services that we currently provide, or may provide in the future); the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with our global operations, including geopolitical conflicts, tariffs, or changes in trade policies; the effects of natural or human-caused disasters, including the effects of health pandemics and the impacts of climate related events; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to realize the expected benefits of the acquisition of NFP (including anticipated revenue and growth synergies) in the expected timeframe, or at all; and significant integration costs or difficulties in connection with the acquisition of NFP or unknown or inestimable liabilities.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2024 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including Organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share (EPS), adjusted net income attributable to Aon shareholders, adjusted diluted net income per share, adjusted effective tax rate, adjusted other income (expense), and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, Accelerating Aon United Program expenses, contingent consideration, NFP transaction and integration costs, certain pension settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions (provided that Organic revenue growth includes Organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures (including held for sale disposal groups, which are adjusted from Organic revenue growth upon classification as held for sale, if any), transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental Organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with adjustments previously described, generally at the estimated annual effective tax rate or jurisdictional rate, where appropriate. Beginning in the third quarter of 2024, the adjusted effective tax rate also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Hallie Miller	Will Dunn
+1 847 442 0622	Toll-free (U.S., Canada and Puerto Rico): +1 833 751 8114
investor.relations@aon.com	International: +1 312 381 3024
mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except per share data)	2025	2024	% Change	2025	2024	% Change
Revenue
Total revenue	$3,997	$3,721	7%	$12,881	$11,551	12%
Expenses
Compensation and benefits	2,259	2,150	5%	6,868	6,163	11%
Information technology	140	141	(1)%	412	397	4%
Premises	85	88	(3)%	252	241	5%
Depreciation of fixed assets	47	47	—%	140	136	3%
Amortization and impairment of intangible assets	193	174	11%	593	318	86%
Other general expense	425	429	(1)%	1,244	1,232	1%
Accelerating Aon United Program expenses	32	69	(54)%	236	320	(26)%
Total operating expenses	3,181	3,098	3%	9,745	8,807	11%
Operating income	816	623	31%	3,136	2,744	14%
Interest income	—	4	(100)%	5	63	(92)%
Interest expense	(206)	(213)	(3)%	(624)	(582)	7%
Other income (expense)	(13)	35	(137)%	33	346	(90)%
Income before income taxes	597	449	33%	2,550	2,571	(1)%
Income tax expense (1)	127	94	35%	504	585	(14)%
Net income	470	355	32%	2,046	1,986	3%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	12	12	—%	44	48	(8)%
Net income attributable to Aon shareholders	$458	$343	34%	$2,002	$1,938	3%

Basic net income per share attributable to Aon shareholders	$2.12	$1.58	34%	$9.26	$9.24	—%
Diluted net income per share attributable to Aon shareholders	$2.11	$1.57	34%	$9.21	$9.20	—%
Weighted average ordinary shares outstanding - basic	215.7	217.4	(1)%	216.1	209.7	3%
Weighted average ordinary shares outstanding - diluted	216.7	218.4	(1)%	217.3	210.6	3%
(1)The effective tax rate was 21.3% and 20.9% for the three months ended September 30, 2025 and 2024, respectively, and 19.8% and 22.8% for the nine months ended September 30, 2025 and 2024, respectively.

Aon plc
Segment Results (Unaudited)

	Three Months Ended September 30,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
	2025	2024	2025	2024	2025	2024	2025	2024
Revenue
Total revenue	$2,525	$2,355	$1,475	$1,369	$(3)	$(3)	$3,997	$3,721
Expenses
Compensation and benefits	1,455	1,368	776	740	28	42	2,259	2,150
Information technology	94	93	44	47	2	1	140	141
Premises	56	57	28	31	1	—	85	88
Other expenses (2)	335	276	295	349	67	94	697	719
Total operating expenses	1,940	1,794	1,143	1,167	98	137	3,181	3,098
Operating income	$585	$561	$332	$202	$(101)	$(140)	$816	$623
Operating margin	23.2%	23.8%	22.5%	14.8%			20.4%	16.7%

	Nine Months Ended September 30,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
	2025	2024	2025	2024	2025	2024	2025	2024
Revenue
Total revenue	$8,582	$7,980	$4,311	$3,597	$(12)	$(26)	$12,881	$11,551
Expenses
Compensation and benefits	4,457	4,112	2,346	1,977	65	74	6,868	6,163
Information technology	272	275	134	121	6	1	412	397
Premises	162	161	87	80	3	—	252	241
Other expenses (2)	1,045	902	892	740	276	364	2,213	2,006
Total operating expenses	5,936	5,450	3,459	2,918	350	439	9,745	8,807
Operating income	$2,646	$2,530	$852	$679	$(362)	$(465)	$3,136	$2,744
Operating margin	30.8%	31.7%	19.8%	18.9%			24.3%	23.8%
(1)Corporate expenses/eliminations include governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(2)Includes expenses related to Depreciation of fixed assets, Amortization and impairment of intangible assets, Accelerating Aon United Program expenses, and Other general expenses.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended September 30,
	2025	2024	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$1,988	$1,852	7%	1%	—%	(1)%	7%
Reinsurance Solutions	537	503	7	1	(1)	(1)	8
Human Capital Revenue:
Health Solutions	935	870	7	1	—	—	6
Wealth Solutions	540	499	8	2	—	1	5
Eliminations	(3)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,997	$3,721	7%	1%	—%	(1)%	7%

	Nine Months Ended September 30,
	2025	2024	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$6,168	$5,675	9%	—%	—%	3%	6%
Reinsurance Solutions	2,414	2,305	5	—	(1)	1	5
Human Capital Revenue:
Health Solutions	2,733	2,265	21	—	—	15	6
Wealth Solutions	1,578	1,332	18	1	—	12	5
Eliminations	(12)	(26)	N/A	N/A	N/A	N/A	N/A
Total revenue	$12,881	$11,551	12%	—%	—%	6%	6%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended September 30, 2025 and 2024 was $75 million and $85 million, respectively. Fiduciary investment income for the nine months ended September 30, 2025 and 2024 was $208 million and $239 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions (provided that Organic revenue growth includes Organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures and held for sale disposal groups (including a significant majority of NFP’s Wealth business, which is adjusted from Organic revenue growth upon classification as held for sale in September), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.
Free Cash Flow (Unaudited)

	Three Months Ended September 30,
(millions)	2025	2024	% Change
Cash Provided by Operating Activities	$1,148	$1,013	13%
Capital Expenditures	(69)	(62)	11%
Free Cash Flow (1)	$1,079	$951	13%

	Nine Months Ended September 30,
(millions)	2025	2024	% Change
Cash Provided by Operating Activities	$2,084	$1,835	14%
Capital Expenditures	(189)	(163)	16%
Free Cash Flow (1)	$1,895	$1,672	13%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Operating Margin (Unaudited) (1)

	Three Months Ended September 30,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2025	2024	2025	2024	2025	2024	2025	2024
Revenue	$2,525	$2,355	$1,475	$1,369	$(3)	$(3)	$3,997	$3,721

Operating income	$585	$561	$332	$202	$(101)	$(140)	$816	$623
Amortization and impairment of intangible assets	89	70	104	104	—	—	193	174
Change in the fair value of contingent consideration	10	3	13	11	—	—	23	14
Accelerating Aon United Program expenses (3)	(3)	11	(1)	3	36	55	32	69
Legal settlements (4)	(23)	—	—	—	—	—	(23)	—
Transaction and integration costs (5)(6)	3	3	2	25	5	7	10	35
Adjusted operating income	$661	$648	$450	$345	$(60)	$(78)	$1,051	$915
Operating margin	23.2%	23.8%	22.5%	14.8%			20.4%	16.7%
Adjusted operating margin	26.2%	27.5%	30.5%	25.2%			26.3%	24.6%

	Nine Months Ended September 30,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2025	2024	2025	2024	2025	2024	2025	2024
Revenue	$8,582	$7,980	$4,311	$3,597	$(12)	$(26)	$12,881	$11,551

Operating income	$2,646	$2,530	$852	$679	$(362)	$(465)	$3,136	$2,744
Amortization and impairment of intangible assets	259	135	334	183	—	—	593	318
Change in the fair value of contingent consideration	7	6	23	26	—	—	30	32
Accelerating Aon United Program expenses (3)	48	103	9	26	179	191	236	320
Legal settlements (4)	(23)	—	—	—	—	—	(23)	—
Transaction and integration costs (5)(6)	17	6	23	43	26	96	66	145
Adjusted operating income	$2,954	$2,780	$1,241	$957	$(157)	$(178)	$4,038	$3,559
Operating margin	30.8%	31.7%	19.8%	18.9%			24.3%	23.8%
Adjusted operating margin	34.4%	34.8%	28.8%	26.6%			31.3%	30.8%
(1)Certain noteworthy items impacting operating income in the three and nine months ended September 30, 2025 and 2024 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP measures.
(2)Corporate expenses/eliminations include governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(3)Total charges include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation.
(4)In the fourth quarter of 2023, Aon recognized a $197 million charge in connection with transactions for which capital was arranged by a third party, Vesttoo Ltd., and in the third quarter of 2025, certain legal settlement expenses and recoveries were recognized resulting in a $23 million reduction of expense within the Risk Capital segment.
(5)Transaction costs include advisory, legal, accounting, regulatory, and other professional or consulting fees required to complete the NFP Transaction. No transaction costs were recognized for the three and nine months ended September 30, 2025. Less than $1 million of transaction costs were recognized for the three months ended September 30, 2024. For the nine months ended September 30, 2024, $90 million of transaction costs were recognized in Total operating expenses and $6 million were recognized in Other income (expense) related to the extinguishment of acquired NFP debt.
(6)The NFP Transaction has and will continue to result in certain non-recurring integration costs associated with colleague severance, retention bonus awards, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. Aon incurred $10 million and $35 million of integration costs in the three months ended September 30, 2025 and 2024, respectively, and $66 million and $55 million of integration costs in the nine months ended September 30, 2025 and 2024, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except percentages)	2025	2024	% Change	2025	2024	% Change
Adjusted operating income	$1,051	$915	15%	$4,038	$3,559	13%
Interest income	—	4	(100)%	5	63	(92)%
Interest expense	(206)	(213)	(3)%	(624)	(582)	7%
Other income (expense):
Other income (expense) - pensions	(21)	(14)	50%	(65)	(35)	86%
Adjusted other income (expense) - other (2)(3)(4)	8	47	(83)%	(10)	46	(122)%
Adjusted other income (expense)	(13)	33	(139)%	(75)	11	(782)%
Adjusted income before income taxes	832	739	13%	3,344	3,051	10%
Adjusted income tax expense (5)	160	133	20%	645	652	(1)%
Adjusted net income	672	606	11%	2,699	2,399	13%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	12	12	—%	44	48	(8)%
Adjusted net income attributable to Aon shareholders	$660	$594	11%	$2,655	$2,351	13%
Adjusted diluted net income per share attributable to Aon shareholders	$3.05	$2.72	12%	$12.22	$11.16	9%
Weighted average ordinary shares outstanding - diluted	216.7	218.4	(1)%	217.3	210.6	3%
Effective tax rates (5)
U.S. GAAP	21.3%	20.9%		19.8%	22.8%
Non-GAAP	19.2%	18.0%		19.3%	21.4%
(1)Certain noteworthy items impacting diluted net income per share in the three and nine months ended September 30, 2025 and 2024 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP measures.
(2)For the three months ended September 30, 2025, Other expense was $13 million compared to Other income of $35 million for the three months ended September 30, 2024. For the nine months ended September 30, 2025 and 2024, Other income was $33 million and $346 million, respectively. Adjusted other expense for the three months ended September 30, 2025 was $13 million compared to Adjusted other income of $33 million for three months ended September 30, 2024. Adjusted other expense for the nine months ended September 30, 2025 was $75 million compared to Adjusted other income of $11 million for the nine months ended September 30, 2024. Adjusted other expense excluded gains related to deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to a divestiture completed in a prior year period. During the nine months ended September 30, 2025, a gain of $108 million was recognized, which was all recognized in the first six months of 2025. During the three and nine months ended September 30, 2024, a $2 million and $84 million gain was recognized, respectively.
(3)Adjusted Other income (expense) excluded gains from dispositions of $257 million related to the sale of a business for the nine months ended September 30, 2024.
(4)Adjusted Other income (expense) excluded approximately $6 million of debt extinguishment charges related to the repayment of NFP debt, which is considered a transaction related cost incurred in the second quarter of 2024.
(5)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with changes in the fair value of contingent consideration, certain legal settlements, Accelerating Aon United Program expenses, certain transaction and integration costs related to the acquisition of NFP, certain gains from dispositions, and deferred consideration from a prior year sale of business, which are adjusted at the related jurisdictional rate. The tax adjustment also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$1,095	$1,085
Short-term investments	207	219
Receivables, net	4,276	3,803
Fiduciary assets (1)	18,781	17,566
Other current assets	2,210	759
Total current assets	26,569	23,432
Goodwill	15,704	15,234
Intangible assets, net	5,827	6,743
Fixed assets, net	684	637
Operating lease right-of-use assets	681	711
Deferred tax assets	855	654
Prepaid pension	588	556
Other non-current assets	729	998
Total assets	$51,637	$48,965

Liabilities, redeemable noncontrolling interests, and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,398	$2,905
Short-term debt and current portion of long-term debt	1,735	751
Fiduciary liabilities	18,781	17,566
Other current liabilities	2,189	1,773
Total current liabilities	25,103	22,995
Long-term debt	15,055	16,265
Non-current operating lease liabilities	651	685
Deferred tax liabilities	361	319
Pension, other postretirement, and postemployment liabilities	1,052	1,127
Other non-current liabilities	1,216	1,144
Total liabilities	43,438	42,535

Redeemable noncontrolling interests	85	125

Equity
Ordinary shares - $0.01 nominal value Authorized: 500 shares (issued: 2025 - 215.2 ; 2024 - 216.0)	2	2
Additional paid-in capital	13,379	13,173
Accumulated deficit	(1,527)	(2,309)
Accumulated other comprehensive loss	(3,915)	(4,745)
Total Aon shareholders' equity	7,939	6,121
Nonredeemable noncontrolling interests	175	184
Total equity	8,114	6,305
Total liabilities, redeemable noncontrolling interests and equity	$51,637	$48,965
(1)Includes cash and short-term investments of $8.4 billion and $7.2 billion as of September 30, 2025 and December 31, 2024, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(millions)	2025	2024
Cash flows from operating activities
Net income	$2,046	$1,986
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(1)	(333)
Depreciation of fixed assets	140	136
Amortization and impairment of intangible assets	593	318
Share-based compensation expense	372	361
Deferred income taxes	(236)	(146)
Other, net	(116)	(126)
Change in assets and liabilities:
Receivables, net	(342)	(384)
Accounts payable and accrued liabilities	(543)	(36)
Accelerating Aon United Program liabilities	(29)	43
Current income taxes	(141)	(119)
Pension, other postretirement and postemployment liabilities	(17)	(25)
Other assets and liabilities	358	160
Cash provided by operating activities	2,084	1,835
Cash flows from investing activities
Proceeds from investments	114	186
Purchases of investments	(139)	(136)
Net purchases of short-term investments - non fiduciary	16	182
Acquisition of businesses, net of cash and funds held on behalf of clients	(276)	(3,011)
Sale of businesses, net of cash and funds held on behalf of clients	112	686
Capital expenditures	(189)	(163)
Cash used for investing activities	(362)	(2,256)
Cash flows from financing activities
Share repurchase	(750)	(800)
Proceeds from issuance of shares	60	61
Cash paid for employee taxes on withholding shares	(201)	(190)
Commercial paper issuances, net of repayments	376	(591)
Issuance of debt	—	7,926
Repayment of debt	(700)	(4,878)
Increase in fiduciary liabilities, net of fiduciary receivables	706	609
Cash dividends to shareholders	(468)	(416)
Redeemable and nonredeemable noncontrolling interests, and other financing activities	(164)	(156)
Cash provided by (used for) financing activities	(1,141)	1,565
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	606	177
Net increase in cash and cash equivalents and funds held on behalf of clients	1,187	1,321
Cash, cash equivalents and funds held on behalf of clients at beginning of period	8,333	7,722
Cash, cash equivalents and funds held on behalf of clients at end of period	$9,520	$9,043
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$1,095	$1,103
Cash and cash equivalents and funds held on behalf of clients classified as held for sale	34	—
Funds held on behalf of clients	8,391	7,940
Total cash and cash equivalents and funds held on behalf of clients	$9,520	$9,043